Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

Casey’s General Stores, Inc.	Nasdaq Symbol CASY
One Convenience Blvd.	CONTACT Bill Walljasper
Ankeny, IA 50021	(515) 965-6505

Casey’s Finishes the Year Strong and Remains Optimistic for Fiscal 2014

Ankeny, IA, June 13, 2013—Casey’s General Stores, Inc. (Nasdaq symbol CASY) today reported $0.60 in diluted earnings per share for the fourth quarter of fiscal year ended April 30, 2013 compared to $0.60 for the same period a year ago. For the year, diluted earnings per share were $2.86 versus $3.04 for the same period last year. The Company incurred approximately $3.5 million in non-cash charges in the 4th quarter related to the write-down of an unrecoverable accounts receivable balance, as well as charges pertaining to accelerated depreciation and impairment for replaced, closed, and seven underperforming stores.

“A difficult cigarette environment and challenging weather comparisons adversely impacted sales during fiscal 2013,” said Chairman and CEO Robert J. Myers. “However, in the fourth quarter we saw strong sales gains with the recent implementation of a “fuel saver” program in partnership with Hy-Vee grocery stores and competitive cigarette pricing adjustments made earlier in the fiscal year. We expect this momentum will continue into fiscal 2014.”

Gasoline—The Company’s annual goal for fiscal 2013 was to increase same-store gasoline gallons sold 1% with an average margin of 14.0 cents per gallon. For the quarter, same-store gallons sold rose 1.0% with an average margin of 17.0 cents per gallon. “The fourth quarter gas margin benefited from our ability to sell 10.3 million renewable fuel credits for $4.8 million.” said Myers. For the fiscal year, total gallons sold were up 4% to 1.5 billion with an average margin of 15.2 cents, while gross profit rose 2.7%. Same-store gallons for the year were relatively flat compared to a year ago.

Grocery & Other Merchandise—Casey’s fiscal 2013 goal was to increase same-store sales 6.2% with an average margin of 32.7%. For the quarter, same-store sales were down 0.2% from the same period a year ago with an average margin of 31.7%. For the year, same-store sales finished up 0.8% with an average margin of 32.6%. “Challenging weather comparisons throughout the entire quarter hindered sales while cigarette price adjustments adversely impacted margins,” stated Myers. “However we are encouraged by the recent stabilization in cigarette sales and expect continued growth in beer and beverage sales during fiscal 2014.” Total annual sales for the category were up 3.9% compared to the prior year, and gross profit rose 4.4% to $462.7 million.

Prepared Food & Fountain—The goal for fiscal 2013 was to increase same-store sales 11% with an average margin of 61.1%. Same-store sales for the fourth quarter increased 4.4% with an average margin of 60.5%. For the year, same-store sales were up 8.6% with an average margin of 61.8%. “Unfavorable weather and higher input costs impacted fourth quarter results,” said Myers. “Looking ahead to fiscal 2014, we will continue to grow this category by implementing major remodels, 24-hour conversions, and pizza delivery where appropriate.” Year to date, total sales were up 13% to $564.9 million, and gross profit rose 15.1% to $349 million.

Operating Expenses—For the fiscal year, operating expenses increased 10.4% to $760.4 million. For the quarter, operating expenses were up 8.6%. In the fourth quarter, the Company wrote-off an accounts receivable balance of $1.5 million from a check collecting service that went out of business. The Company also incurred an impairment charge of approximately $0.7 million for seven underperforming stores that are expected to be closed in fiscal 2014. “The majority of the operating expense increase was due to various initiatives implemented to grow the business, particularly newly constructed, acquired, and replaced stores along with expanded hours, pizza delivery, and major remodels,” said Myers. For the year, store level operating expenses increased less than 4% for the remaining unchanged base of stores.

Expansion—The fiscal 2013 goal was to increase the total number of stores 4-6%. For the fiscal year, the Company opened 26 acquired stores and completed 31 new-store constructions, bringing the year-end store count to 1,749. In addition to this activity, the Company also replaced 26 stores during the year. “We currently have 15 new stores and 16 replacement stores under construction, as well as 20 stores under contract to acquire,” said Myers. “We have entered into several new markets this past year and we are excited about our growth opportunities in fiscal 2014.” The Company has over 70 locations under contract for both new store and replacement store construction.

Fiscal 2014 Goals—The corporate performance goals for fiscal 2014 are as follows:

•	Increase same-store gasoline gallons sold 1.5% with an average margin of 15 cents per gallon.

•	Increase same-store grocery and other merchandise sales 5% with an average margin of 32.3%.

•	Increase same-store prepared food and fountain sales 9% with an average margin of 62.0%.

•	Build or acquire 70 – 105 stores (4-6%) and replace 20 existing locations.

Dividend— At its June meeting, the Board of Directors increased the quarterly dividend to $0.18 per share. The dividend is payable August 15, 2013 to shareholders of record on August 1, 2013.

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Casey’s General Stores, Inc. Condensed Consolidated Statements of Comprehensive Income (Amounts in thousands, except income per share) (Unaudited)

	Three months ended April 30,		Year ended April 30,
	2013	2012	2013	2012
Total revenue	$1,808,529	1,752,504	$7,250,840	6,987,804
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	1,542,137	1,507,264	6,168,475	5,984,114

Gross profit	266,392	245,240	1,082,365	1,003,690
Operating expenses	191,054	175,952	760,365	688,431
Depreciation and amortization	29,910	25,609	111,823	96,552
Interest, net	8,743	8,751	35,048	35,192

Income before income taxes	36,685	34,928	175,129	183,515
Federal and state income taxes	13,413	11,859	64,504	66,724

Net income	23,272	23,069	110,625	116,791
Other comprehensive income	—	—	—	—

Comprehensive income	$23,272	23,069	$110,625	116,791

Net income per common share
Basic	$.61	.61	$2.89	3.07

Diluted	$.60	.60	$2.86	3.04

Basic weighted average shares outstanding	38,342	38,120	38,297	38,068
Plus effect of stock compensation	353	361	323	324

Diluted weighted average shares outstanding	38,695	38,481	38,620	38,392

Casey’s General Stores, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	April 30,	April 30,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$41,271	$55,919
Receivables	20,900	21,700
Inventories	189,514	170,794
Prepaid expenses	1,396	1,298
Deferred income taxes	9,916	13,143
Income tax receivable	9,820	16,424

Total current assets	272,817	279,278

Other assets, net of amortization	14,485	12,403
Goodwill	114,791	104,385
Property and equipment, net of accumulated depreciation of $952,286 at April 30, 2013, and $860,998 at April 30, 2012	1,581,925	1,378,749

Total assets	$1,984,018	$1,774,815

Liabilities and Shareholders’ Equity
Current liabilities
Notes payable to bank	$59,100	$—
Current maturities of long-term debt	15,810	10,737
Accounts payable	232,913	211,165
Accrued expenses	89,925	84,739

Total current liabilities	397,748	306,641

Long-term debt, net of current maturities	653,081	667,930
Deferred income taxes	293,708	260,405
Deferred compensation	15,787	14,698
Other long-term liabilities	21,399	19,100

Total liabilities	1,381,723	1,268,774

Total shareholders’ equity	602,295	506,041

Total liabilities and shareholders’ equity	$1,984,018	$1,774,815

Certain statements in this news release, including any discussion of management expectations for future periods, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

Sales and Gross Profit by Product

(Amounts in thousands)

	Gasoline	Grocery & Other Merchandise	Prepared Food & Fountain	Other	Total
Year ended 4/30/13
Sales	$5,229,157	$1,418,711	$564,924	$38,048	$7,250,840
Gross profit	$232,718	$462,663	$348,993	$37,991	$1,082,365
Margin	4.5%	32.6%	61.8%	99.8%	14.9%
Gasoline gallons	1,535,140
Year ended 4/30/12
Sales	$5,092,311	$1,364,995	$499,712	$30,786	$6,987,804
Gross profit	$226,559	$443,245	$303,159	$30,727	$1,003,690
Margin	4.4%	32.5%	60.7%	99.8%	14.4%
Gasoline gallons	1,476,154

Gasoline Gallons

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	-0.2%	-0.4%	0.6%	1.0%	0.1%
F2012	-2.7	-2.9	-2.4	2.5	-1.5
F2011	1.5	3.6	3.5	-1.9	1.6

Grocery & Other Merchandise

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	2.6%	-0.7%	3.2%	-0.2%	0.8%
F2012	6.2	5.8	6.3	8.5	6.7
F2011	2.0	6.9	5.8	4.8	4.6

Prepared Food & Fountain

Same-store Sales Growth

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	10.6%	10.1%	11.6%	4.4%	8.6%
F2012	15.3	14.2	12.6	16.8	14.3
F2011	2.4	7.2	10.5	11.8	7.7

Gasoline Margin

(Cents per gallon, excluding credit card fees)

									Fiscal
	Q1		Q2		Q3		Q4		Year
F2013	14.9	¢	14.9	¢	13.8	¢	17.0	¢	15.2	¢
F2012	17.2		16.7		13.6		13.7		15.3
F2011	16.4		14.9		13.9		15.6		15.2

Grocery & Other Merchandise

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	33.4%	33.4%	31.7%	31.7%	32.6%
F2012	32.5	32.5	31.8	33.0	32.5
F2011	32.8	32.9	30.9	32.1	32.2

Prepared Food & Fountain

Margin

					Fiscal
	Q1	Q2	Q3	Q4	Year
F2013	63.5%	62.5%	60.6%	60.5%	61.8%
F2012	61.2	59.5	61.2	60.8	60.7
F2011	63.8	62.7	62.1	60.2	62.2

Corporate information is available at this Web site: http://www.caseys.com. Earnings will be reported during a conference call on June 14, 2013. The call will be broadcast live over the Internet at 9:30 a.m. CDT via the

Investor Relations section of our Web site and will be available in an archived format.